UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2009

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-34131	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 12, 2009, Sinoenergy Corporation (the “Company”) entered into an agreement with Skywide Capital Management Limited (“Skywide”), pursuant to which the Company will be merged with and into Skywide.  Upon the effectiveness of the merger, each issued and outstanding share of the Company’s common stock, other than shares owned by Skywide, will automatically become and be converted into the right to receive $1.90 per share.  Pursuant to the merger agreement, each option or warrant with an exercise price which is less than $1.90 per share will receive, upon cancellation of the warrant or option, the amount by which $1.90 exceeds the exercise price.

Skywide, which is owned by the Company’s chairman, Mr. Tianzhou Deng, and its president, Mr. Bo Huang, is the Company’s largest shareholder, owning 6,277,102 shares of common stock, representing approximately 39.06% of the Company’s common stock.

Under Nevada law, the merger requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.  Skywide will vote its shares in favor of the merger.

The merger was approved by the board of directors, upon the recommendation of a special committee of the board which was comprised solely of independent directors.

The merger agreement provides that the consummation of the merger is subject to the approval of the holders of a majority of the Company’s outstanding common stock and customary closing conditions.   As a result of the merger, the Company will cease to exist as a separate corporation, and its common stock will no longer be publicly traded.

The merger agreement prohibits the Company and its representatives from soliciting, engaging in negotiations with respect to, or supporting an acquisition proposal from another party.  However, if, prior to shareholder approval of the merger, the Company receives an unsolicited proposal, which is a superior proposal, under conditions set forth in the merger agreement, the Company may terminate the merger agreement and pay a termination fee of $500,000.

Prior to execution of the merger agreement, effective October 8, 2009, the Company entered into an agreement with the holders of the Company’s 12% senior notes due 2012 in the principal amount of $16,000,000 and the Company’s 3% Guaranteed Senior Convertible Notes due 2012 in the principal amount of $14,000,000.  Pursuant to the agreement with these lenders:

•
the noteholders agreed to waive default of the provisions that require the Company’s common stock to be publicly traded, that require the Company to repurchase the notes upon a change of control, and that require the Company’s common stock to be traded on the Nasdaq Capital Market or the Nasdaq Global Market;

•
the holders of the 12% senior notes in principal amount of $16,000,000 agreed that the Company’s obligations under those notes shall be satisfied by a payment of $3,000,000 on October 31, 2009 and the remaining principal balance plus accrued interest on the earlier of November 30, 2009 or seven days before the merger becomes effective, and the Company agreed to make that payment, which will become due regardless of whether the merger is approved;

•
the Company and the noteholders will execute definitive legal documents satisfactory to the noteholders in connection with any proposed changes to the terms and conditions of the indenture relating to the Company’s 3% Guaranteed Senior Convertible Notes due 2012 in the principal amount of $14,000,000, and that indenture reflecting such changes is effective up to and until completion of the merger;

•
Skywide is to have sufficient cash or cash equivalents to pay in full the merger consideration due to the Company’s shareholders and shall, immediately before the effective time of the merger, be free of all liabilities other than for fees and expenses relating to the merger;

•	the Company is to pay the noteholders’ legal fees and expenses; and

•	the Company shall not be in default of its obligations under the notes or the indentures relating to the notes.

The descriptions of the merger agreement and the agreement with the noteholders are summaries of those agreements and are qualified in their entireties by the merger agreement and the agreement with the noteholders, which are filed as exhibits to this current report on  Form 8-K.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 9, 2009, the Company received a notice from The Nasdaq Stock Market stating that, because of the Company’s failure to hold an annual meeting of shareholders at which proxies were solicited, the Company is in violation of Nasdaq’s rule requiring Nasdaq-listed issuers to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq.  Because of this failure, unless the Company files an appeal by 4:00 PM, Eastern time on October 16, 2009, the trading of the Company’s common stock on Nasdaq will be suspended at the opening of business on October 20, 2009 and Nasdaq will file a Form 25 with the SEC to remove the Company’s common stock from listing and registration on The Nasdaq Stock Market. The Company intends to file an appeal of Nasdaq’s determination.

Item 9.01  Financial Statements and Exhibits.

Exhibits
99.1	Agreement and plan of merger by and between Skywide and the Company dated October 12, 2009.
99.2	Agreement dated October 5, 2009, by and between the Company and Abax Nai Xin A Ltd., Abax Jade Ltd., and CCIF Petrol Limited.
99.3	Press release issued October 12, 2009 relating to the proposed merger with Skywide.
99.4	Press release issued October 13, 2009 relating to the proposed action by The Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: October 13, 2009	/s/ Shiao Ming Sheng
Shiao Ming Sheng, Chief Financial Officer

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